Exhibit 99
Wendy’s International, Inc. announces 2006 Third Quarter results
Wendy’s brand produces significantly improved same-store sales and profit margins
     DUBLIN, Ohio (October 26, 2006) – Wendy’s International, Inc. (NYSE:WEN) today announced its financial results for the third quarter of 2006.
     The Company completed its spinoff of Tim Hortons® on September 29. During the third quarter, the Company also approved the prospective sale of Baja Fresh® Mexican Grill. Accordingly, after-tax operating results of Tim Hortons and Baja Fresh appear in the “Discontinued Operations” line on the income statement. The Company announced an agreement to sell Baja Fresh on October 12 and expects the transaction to close in the fourth quarter.
     Total revenues from continuing operations increased 2.5% to $623.8 million, compared to $608.8 million in the third quarter of 2005.
     The Company reported third-quarter net income of $72.0 million and total diluted earnings per share of $0.61, compared to $72.1 million and $0.61, respectively, in 2005.
Company reports diluted EPS from continuing operations of 16 cents
     Reported third-quarter pretax income from continuing operations (Wendy’s® and Cafe Express) was $25.2 million compared to $34.1 million in 2005. The Company reported after-tax income from continuing operations of $19.4 million, or $0.16 per share, compared to $20.0 million, or $0.17 per share, in 2005. The Company’s third-quarter 2006 reported results from continuing operations include the impact of the following items:
•	A lower number of Wendy’s restaurants relative to the third quarter of 2005, including 31 fewer company-operated domestic restaurants and 11 fewer company-operated Canadian restaurants. Also, the Company opened 34 new restaurants in the third quarter compared to 46 in the third quarter of 2005.
•	Approximately $4.3 million less in pretax rental income in the quarter compared to a year ago due to the sale of Wendy’s properties leased to franchisees during 2005 and 2006, which impacts the franchise revenue line on the income statement.
•	No significant property sales in the 2006 quarter, compared to a $4.7 million pretax gain on the sale of properties leased to franchisees in 2005.
•	General and administrative expense of $63.4 million, or 10.2% of revenues, compared to $52.3 million, or 8.6% of revenues, in the third quarter of 2005. The year-over-year increase is due to:
▪	$3 million in pretax expense for consulting charges and professional services.

▪	$1 million in pretax expense for research and development related to the breakfast program that the Company is currently testing in 120 restaurants in the U.S.

▪	Higher accruals for performance-based incentive compensation of $7.0 million in the third quarter of 2006, as the Company expects to pay partial bonuses commensurate with stronger second-half operating results compared to 2005. The Company recorded an expense reduction for incentive compensation in the third quarter of 2005 due to lower-than-expected operating results.
•	Other expense of $6.2 million compared to other income of $4.2 million in the third quarter of 2005, which includes:
▪	$5.8 million in pretax fixed and intangible asset impairment and related charges for Cafe Express in the third quarter of 2006.

▪	$5.5 million in pretax charges related to the anticipated closure of 20 underperforming Wendy’s company-operated restaurants recorded during the third quarter of 2006. The Company plans to close a total of 30 to 40 restaurants in the next six months.

▪	Approximately $2 million in restructuring charges during the third quarter of 2006.

▪	A benefit of approximately $2 million due to favorable adjustments of the Company’s legal reserves.
•	$8.9 million in interest expense compared to $11.2 million in the third quarter of 2005 and $14.6 million in interest income compared to $1.2 million in the third quarter of 2005. The increase in interest income primarily relates to funds received from Tim Hortons after its initial public offering in March, while the decrease in interest expense primarily relates to the Company’s repayment of its 6.35% notes in December 2005.

•	A lower effective tax rate of 22.8% in the third quarter of 2006 compared to 41.3% in the third quarter of 2005, reflecting approximately $4 million in lower reserves and additional tax credits relative to the third quarter of 2005.
     “As we complete our strategic initiatives of spinning off Tim Hortons, selling Baja Fresh and reducing costs, we are sharpening our focus on the Wendy’s brand,” said interim Chief Executive Officer and President Kerrii Anderson. “By following our new comprehensive strategic plan, ‘Quality-Driven: Wendy’s Recipe for Success,’ we intend to continue driving improved restaurant-level economic performance by focusing on product innovation, targeted marketing, cost containment and operations excellence.”
Wendy’s brand demonstrates significantly improved results
     Wendy’s store-level operating results were significantly improved compared to the third quarter of 2005, with pretax profits at company-operated restaurants and royalty revenues up $8.9 million.
     “Wendy’s results indicate the brand’s turnaround is under way,” Anderson said. “During the third quarter, we produced our best same-store sales in eight quarters, and food costs were significantly better compared to one year ago.”
     Wendy’s third-quarter segment results included the following highlights:
•	Average same-store sales increased 4.1% at Wendy’s U.S. company-operated restaurants and 3.9% at Wendy’s U.S. franchised restaurants, driven by higher transactions due to a stronger promotional calendar, new products and more effective menu management.

•	Total Wendy’s segment revenue increased 2.4% from $601 million in the third quarter of 2005 to $615 million, reflecting the average same-store sales increases, partially offset by restaurant closures in late 2005 and lower rent revenues from franchisees due to the 2005 sale of 171 sites previously leased to franchisees. The Company’s third-quarter 2005 revenues also included gains on the sale of Wendy’s properties leased to franchisees.

•	Profit margins at company-operated restaurants improved compared to the third quarter of 2005. Wendy’s U.S. company-operated restaurant food costs improved by 110 basis points, from 30.2% of Wendy’s retail sales in the third quarter a year ago to 29.1%. The improvement was due primarily to lower beef costs and improved menu management, with the introduction of higher-margin products such as the vanilla Frosty™, crispy chicken sandwiches and Frescata™ deli sandwiches.

•	Wendy’s U.S. company-operated restaurant labor costs improved by 70 basis points, from 28.3% in the third quarter a year ago to 27.6%, primarily due to leverage from improved same-store sales.
     During the third quarter, Wendy’s launched its new Frescata Italiana sandwich. The Company also tested several new products during the third quarter, including the 4-Alarm Spicy Chicken Sandwich, “Big Dipper” wing-sized chicken fillets with sauces, and a Chunky Chicken Salad Frescata sandwich.
Wendy’s to introduce new “Double-Melt” cheeseburger and gift card program in 4th Quarter
     The Company in October is promoting its 99-cent junior bacon cheeseburger and crispy chicken sandwich, products that have historically increased transactions. In November, Wendy’s will promote its new Double Melt cheeseburgers, featuring fresh ground beef patties layered with melted cheese, fresh toppings and other flavors. The Company will also introduce for the first time a Wendy’s gift card program.
Management reiterates outlook for 4th Quarter 2006
     The Company expects to produce positive same-store sales in the fourth quarter of 2006, although comparable sales comparisons in October and November of 2005 are more challenging than the third-quarter 2005 comparisons. The Company anticipates that its beef costs will be approximately 4% lower than in the fourth quarter of 2005, and also expects to realize $5 million to $6 million in incremental interest income relative to the fourth quarter of 2005.
     In addition, the Company anticipates that it will incur additional costs in the fourth quarter, including $4 million to $8 million in pretax charges for the closure of Wendy’s restaurants and approximately $3 million in pretax expense for research and development related to its breakfast test. In addition, the Company expects to record higher expense for performance-based incentive compensation in the fourth quarter of 2006 commensurate with anticipated improved operating results compared to 2005.
CEO search continues
     The Company announced today that the Board of Directors’ search process for a permanent Chief Executive Officer and President continues.
     Chairman Jim Pickett said that Kerrii Anderson continues to be a candidate for the permanent CEO and President position, and that the Board continues to consider external candidates.
     The Company will issue a news release and other necessary disclosures regarding the search at the appropriate time.
Company’s modified “Dutch Auction” tender offer under way
     The Company last week commenced a modified “Dutch Auction” tender offer to purchase up to 22.2 million of its common shares in a price range of $33.00 to $36.00 per share, for a maximum aggregate repurchase price of up to

$800 million. The shares sought represent approximately 19% of the Company’s shares outstanding as of October 12, 2006. The tender offer will expire, unless extended by Wendy’s, at 5 p.m., Eastern Time, on November 16, 2006.
Board approves 115th consecutive dividend
     The Board of Directors approved a quarterly dividend of 8.5 cents per share, payable on November 20 to shareholders of record as of November 6. The dividend will be the Company’s 115th consecutive dividend. Because the record date for the dividend payment is before the expiration date of the tender offer, shareholders of record on November 6 who tender their shares in the tender offer will be entitled to this dividend payment.
Third-Quarter Same-Store Sales Summary

	3Q 2006	3Q 2005	2006 YTD
Wendy’s U.S. Company	4.1%	(5.0%)	0.0%
Wendy’s U.S. Franchise	3.9%	(5.5%)	(0.1%)
Disclosure regarding non-GAAP financial measures
     During today’s conference call, Management will identify differences between the Company’s 2005 reported Operating Income of $135 million plus its 2005 Depreciation of Property and Equipment of $141 million (which together total $276 million and are included in the Company’s Form 8-K filed on October 5, 2006) and its recent guidance for 2007 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $330 million to $340 million, including approximately $80 million to $90 million of improvement in Wendy’s operating results from 2005 to 2007.
     EBITDA is a performance measure used by management for benchmarking against the Company’s peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP.
     The following is a reconciliation of 2007 estimated operating income to 2007 estimated EBITDA:

2007 estimated operating income:	$200 million to $210 million
2007 estimated depreciation and amortization:	$130 million

2007 estimated EBITDA:	$330 million to $340 million
Third-quarter earnings conference call scheduled for October 26
     The Company will host a conference call beginning at 4:00 p.m. (Eastern) today, October 26. To participate in the conference call, the dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International). No need to register in advance. A simultaneous webcast will also be available at www.wendys-invest.com. The call will also be archived at that site.
Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s most successful restaurant operating and franchising companies, with more than 6,300 Wendy’s Old Fashioned Hamburgers restaurants in North America and more than 300 international Wendy’s restaurants. More information about the Company is available at www.wendys-invest.com.

Tender offer statement
     The company has retained JP Morgan Securities Inc. and Goldman, Sachs & Co. to serve as Co-Dealer Managers for the tender offer. Requests for documents may be directed to Georgeson Inc., the information agent, at (866) 277-0928. Questions regarding the tender offer may be directed to JP Morgan Securities Inc. by calling toll-free at (877) 371-5947 or to Goldman, Sachs & Co. by calling toll-free at (800) 323-5678.
     This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any securities. The tender offer is being made solely by the Offer to Purchase dated October 18, 2006.
INVESTOR AND MEDIA CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Third Quarter Ended
	10/1/2006	10/2/2005	$ Change	% Change
REVENUES
Retail sales	$550,326	$531,146	$19,180	3.6%
Franchise revenues	73,427	77,639	(4,212)	-5.4%

TOTAL REVENUES	623,753	608,785	14,968	2.5%

COSTS & EXPENSES
Cost of sales	335,979	332,024	3,955	1.2%
Company restaurant operating costs	158,486	146,883	11,603	7.9%
Operating costs	8,323	4,722	3,601	76.3%
Depreciation of property & equipment	31,928	33,040	(1,112)	-3.4%
General & administrative expenses	63,417	52,300	11,117	21.3%
Other (income) expense, net	6,223	(4,234)	10,457	n/m

TOTAL COSTS & EXPENSES	604,356	564,735	39,621	7.0%

OPERATING (LOSS) INCOME	19,397	44,050	(24,653)	-56.0%

Interest expense	(8,872)	(11,156)	2,284	20.5%
Interest income	14,632	1,160	13,472	n/m

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	25,157	34,054	(8,897)	-26.1%

INCOME TAXES	5,737	14,063	(8,326)	n/m

INCOME from continuing operations	$19,420	$19,991	($571)	-2.9%

INCOME from discontinued operations	$52,536	$52,097	439	0.8%

NET INCOME	$71,956	$72,088	($132)	-0.2%

Diluted earnings per common share from continuing operations	$0.16	$0.17	($0.01)	-5.9%

Diluted earnings per common share from discontinued operations	$0.45	$0.44	$0.01	2.3%

Total Diluted earnings per common share	$0.61	$0.61	$0.00	0.0%

Diluted shares	118,290	117,656	634	0.5%

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Year-to-Date Ended
	10/1/2006	10/2/2005	$ Change	% Change
REVENUES
Retail sales	$1,608,230	$1,599,640	$8,590	0.5%
Franchise revenues	215,012	229,783	(14,771)	-6.4%

TOTAL REVENUES	1,823,242	1,829,423	(6,181)	-0.3%

COSTS & EXPENSES
Cost of sales	991,465	1,001,530	(10,065)	-1.0%
Company restaurant operating costs	462,093	445,725	16,368	3.7%
Operating costs	42,497	14,531	27,966	192.5%
Depreciation of property & equipment	95,503	98,248	(2,745)	-2.8%
General & administrative expenses	172,818	159,005	13,813	8.7%
Other (income) expense, net	29,258	(10,584)	39,842	n/m

TOTAL COSTS & EXPENSES	1,793,634	1,708,455	85,179	5.0%

OPERATING INCOME	29,608	120,968	(91,360)	-75.5%

Interest expense	(26,753)	(32,418)	5,665	17.5%
Interest income	27,654	2,550	25,104	n/m

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	30,509	91,100	(60,591)	-66.5%

INCOME TAXES	8,809	36,955	(28,146)	n/m

INCOME from continuing operations	21,700	54,145	(32,445)	-59.9%

INCOME from discontinued operations	72,373	139,959	(67,586)	-48.3%

NET INCOME	94,073	194,104	(100,031)	-51.5%

Diluted earnings per common share from continuing operations	$0.18	$0.47	($0.29)	-61.7%

Diluted earnings per common share from discontinued operations	$0.62	$1.20	($0.58)	-48.3%

Total Diluted earnings per common share	$0.80	$1.67	($0.87)	-52.1%

Diluted shares	117,485	116,293	1,192	1.0%

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 1,	January 1,
	2006	2006
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$1,162,935	$233,034
Accounts receivable, net	77,167	62,461
Notes receivable, net	542	1,817
Deferred income taxes	52,868	23,847
Inventories and other	35,049	28,251
Advertising fund restricted assets	37,794	35,651
Assets held for disposition	17,542	66,803
Current assets of discontinued operations	7,319	304,702

	1,391,216	756,566

Property and equipment	2,048,457	2,107,796
Accumulated depreciation	(799,164)	(753,199)

	1,249,293	1,354,597

Notes receivable, net	5,224	1,860

Goodwill	81,864	81,875

Deferred income taxes	3,498	2,855

Intangible assets, net	5,703	8,330

Other assets	117,192	75,566

Non current assets of discontinued operations	32,387	1,158,669

	$2,886,377	$3,440,318

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 1,	January 1,
	2006	2006
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$81,923	$93,095
Accrued expenses:
Salaries and wages	41,360	35,021
Taxes	49,429	77,148
Insurance	57,530	58,147
Other	58,209	34,080
Advertising fund restricted liabilities	33,455	35,650
Current portion of long-term obligations	2,114	2,497
Current liabilities of discontinued operations	11,957	247,714

	335,977	583,352

Long-term obligations
Term debt	525,483	521,800
Capital leases	19,166	18,336

	544,649	540,136

Deferred income taxes	90,893	72,188
Other long-term liabilities	64,352	69,467
Non current liabilities of discontinued operations	5,129	116,586

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 129,310,000 and 125,490,000 shares, respectively	12,931	12,549
Capital in excess of stated value	1,087,810	405,588
Retained earnings	1,247,282	1,858,743
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	13,182	115,252
Pension liability	(1,096)	(1,096)

	2,360,109	2,391,036

Treasury stock, at cost:
11,431,000 and 7,681,000 shares, respectively	(514,732)	(294,669)
Unearned compensation — restricted stock		(37,778)

	1,845,377	2,058,589

	$2,886,377	$3,440,318

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

	Third Quarter Ended				Increase (Decrease)
		% of		% of	From Prior Year
(in thousands):	October 1, 2006	Total	October 2, 2005	Total	Dollars	Percentage
Retail Sales
Wendy’s	$541,949	98.5%	$523,218	98.5%	$18,731	3.6%
Cafe Express	8,377	1.5%	7,928	1.5%	449	5.7%

	$550,326	100.0%	$531,146	100.0%	$19,180	3.6%

Franchise Revenues
Wendy’s	$73,427	100.0%	$77,639	100.0%	($4,212)	-5.4%
Cafe Express	0	0.0%	0	0.0%	0

	$73,427	100.0%	$77,639	100.0%	($4,212)	-5.4%

Total Revenues
Wendy’s	$615,376	98.7%	$600,857	98.7%	$14,519	2.4%
Cafe Express	8,377	1.3%	7,928	1.3%	449	5.7%

	$623,753	100.0%	$608,785	100.0%	$14,968	2.5%

	Year-to-Date Ended				Increase (Decrease)
		% of		% of	From Prior Year
(in thousands):	October 1, 2006	Total	October 2, 2005	Total	Dollars	Percentage
Retail Sales
Wendy’s	$1,583,461	98.5%	$1,575,078	98.5%	$8,383	0.5%
Cafe Express	24,769	1.5%	24,562	1.5%	207	0.8%

	$1,608,230	100.0%	$1,599,640	100.0%	$8,590	0.5%

Franchise Revenues
Wendy’s	$215,012	100.0%	$229,783	100.0%	($14,771)	-6.4%
Cafe Express	0	0.0%	0	0.0%	0

	$215,012	100.0%	$229,783	100.0%	($14,771)	-6.4%

Total Revenues
Wendy’s	$1,798,473	98.6%	$1,804,861	98.7%	($6,388)	-0.4%
Cafe Express	24,769	1.4%	24,562	1.3%	207	0.8%

	$1,823,242	100.0%	$1,829,423	100.0%	($6,181)	-0.3%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

	Third Quarter Ended
		% of		% of	Change
(in thousands):	October 1, 2006	Revenues	October 2, 2005	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$26,529	4.3%	$45,219	7.5%	($18,690)	-41.3%
Cafe Express	(7,132)	-85.1%	(1,169)	-14.7%	(5,963)	n/m

Segment operating income	$19,397	3.1%	$44,050	7.2%	($24,653)	-56.0%

n/m — not meaningful

	Year-to-Date Ended
		% of		% of	Change
(in thousands):	October 1, 2006	Revenues	October 2, 2005	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$38,720	2.2%	$124,047	6.9%	($85,327)	-68.8%
Cafe Express	(9,112)	-36.8%	(3,079)	-12.5%	(6,033)	n/m

Segment operating income	$29,608	1.6%	$120,968	6.6%	($91,360)	-75.5%

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	October 1, 2006	July 2, 2006	From Prior Quarter	October 2, 2005	From Prior Year

Wendy’s
U.S.
Company	1,320	1,322	(2)	1,351	(31)
Franchise	4,692	4,693	(1)	4,666	26

	6,012	6,015	(3)	6,017	(5)
Canada
Company	148	148	0	159	(11)
Franchise	231	233	(2)	226	5

	379	381	(2)	385	(6)
Other International
Company	5	5	0	5	0
Franchise	345	342	3	343	2

	350	347	3	348	2

Total Wendy’s
Company	1,473	1,475	(2)	1,515	(42)
Franchise	5,268	5,268	0	5,235	33

	6,741	6,743	(2)	6,750	(9)

Baja Fresh
U.S.
Company	143	143	0	146	(3)
Franchise	154	155	(1)	156	(2)

Total Baja Fresh	297	298	(1)	302	(5)

Cafe Express
U.S.
Company	19	19	0	19	0

Total Cafe Express	19	19	0	19	0

Total System
Company	1,635	1,637	(2)	1,680	(45)
Franchise	5,422	5,423	(1)	5,391	31

	7,057	7,060	(3)	7,071	(14)

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees and costs to operate and maintain Wendy’s bun baking facilities.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures, other asset write-offs and restructuring costs.

Income from Discontinued Operations	Reflects net income from Tim Hortons Inc. and Baja Fresh.

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.